Contact:
Preston Romm
CFO, EVP of Finance, Operations & Administration
Obagi Medical Products, Inc.
562.628.1007

Or:
Ina McGuinness/Lena Adams
ICR, Inc.
310.954.1100

OBAGI MEDICAL PRODUCTS REPORTS
THIRD QUARTER 2009 EARNINGS

Long Beach, Calif. — November 5, 2009 — Obagi Medical Products, Inc. (NASDAQ: OMPI) today reported third quarter 2009 net income of $3.0 million, or $0.14 per diluted share, compared with $2.9 million, or $0.13 per diluted share, for the third quarter of 2008.

Net sales were $24.9 million in the third quarter of 2009, a decline of 4% from $26.0 million a year ago.  Gross margin was 78.9% in the third quarter of 2009, compared with 80.3% a year ago. This was due primarily to a newly initiated rebate program tied to the use of NuDerm® or Condition & Enhance™ systems in conjunction with cosmetic procedures, which impacted gross margins by 1%, and which has been fully accrued for.

Operating expense declined to $14.7 million, compared with $16.1 million a year ago, and operating income was $4.9 million, or 20% of sales, compared with $4.8 million, or 18% of sales, a year ago.

Business Highlights of the Third Quarter and Subsequent Weeks:

•
Added 427 new accounts during the quarter compared to 389 in the second quarter 2009, as a result of the Company’s continued investment in promotional activities.  This brings the number of active accounts to 6,130 as of September 30, which is up 9% from a year ago.

•
Introduced a second new product for 2009 in select accounts, Refissa™ Tretinoin Emollient Cream, 0.05% in mid-September.  Refissa is FDA-approved for specific use to diminish fine facial wrinkles and fade irregular pigmentation due to sun damage and smooth tactile roughness.  The Company plans to position Refissa to be used to further enhance the effectiveness of NuDerm, Condition & Enhance and Obagi-C® Rx Systems.

•
Launched ELASTIderm® successfully in Japan thru Rohto Pharmaceuticals, Obagi’s retail consumer partner, contributing to an increase in approximately $200,000 in licensing fees from the same period in 2008.

•
Generated $5.0 million of cash from operations for the third quarter of 2009 bringing the Company’s cash and short-term investment balance to $31.2 million at September 30.  No shares were repurchased through the Company’s stock buyback program during the quarter.

Obagi Medical Products’ President and Chief Executive Officer Steve Carlson stated, “We are seeing additional signs that support our conservative optimism for our future business. Namely, this quarter’s growth in new accounts, which represents the second largest quarter increase in the Company’s history and a sequential increase of 10%, as well as feedback from physicians that they are seeing an increase in patient traffic are indicators that consumer demand for aesthetic procedures is improving.  In addition, while continuing our investment in sales promotions to drive customer demand, we have effectively managed costs and lowered SG&A expenses by $1.4 million, or 9%, from the same period last year.”

Introducing Fourth Quarter 2009 Financial Guidance
Based on current market conditions, continued economic uncertainty and the Company’s historical seasonality pattern, the Company expects revenue for the fourth quarter of 2009 to be between $25.0 and $27.0 million and earnings to be $0.16 - $0.18 per fully diluted share on 22.0 million fully diluted shares outstanding.

Strengthened Balance Sheet and Cash Flow
As of September 30, 2009, the Company was debt free with cash and cash equivalents, including short term investments, totaling $31.2 million, up from $19.9 million at December 31, 2008.  Additionally, the Company generated $5.0 million in cash flow from operations during the third quarter of 2009 and $13.9 million since December 31, 2008.

Conference Call Information
Obagi will host a conference call and webcast today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time).  Investors interested in participating in the live call can dial 877-941-4776 from the U.S. International callers can dial 480-629-9762.  A telephone replay will be available approximately two hours after the call concludes through Thursday, November 19, by dialing 800-406-7325 from the U.S., or 303-590-3030 for international callers, and entering confirmation code 4174669. The simultaneous webcast will be available on the Investor Relations section of the Company's website at www.obagi.com and will be archived for 30 days.

About Obagi Medical Products, Inc.
Obagi Medical Products develops and commercializes skin health products for the dermatology, plastic surgery, and related aesthetic markets. Using its Penetrating Therapeutics™ technologies, Obagi Medical's products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including chloasma, melasma, senile lentigines, acne vulgaris and sun damage. The history of Obagi's skin care product introductions is as follows: Obagi Nu-Derm®, 1988; Obagi-C® Rx (the first and only prescription-strength vitamin C and hydroquinone system), 2004; Obagi® Professional-C (a line of highly stable vitamin C serums), 2005; Obagi® Condition & Enhance System™ for use with cosmetic procedures to enhance patient outcomes and satisfaction, 2006; Obagi ELASTIderm® eye treatment and Obagi CLENZIderm M.D. ™ acne therapeutic systems, 2007; a formulation of Obagi CLENZIderm ®M.D. Systems for normal to dry skin, June 2007; Obagi ELASTIderm® Décolletage System, January 2008; the Rosaclear™ System for the treatment of rosacea, January 2009; and Refissa™ Tretinoin Emollient Cream, 0.05%, September 2009. Visit www.obagi.com for information.

Forward Looking Statements
There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should," "potential," "anticipates," "plans," or "intends" and similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements.  Such factors include, but are not limited to the current condition of, and continued deterioration in, the global economy, intense competition our products face and will face in the future, the level of market acceptance of our products, the possibility that our products could be rendered obsolete by technological or medical advances, the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our ability to sell our products, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the state or federal regulatory environment governing our products changes.  A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  No assurance can be given that the future results covered by the forward-looking statements will be achieved.  All information in this press release is as of the date of this press release and Obagi Medical Products does not intend to update this information.

# # #

Obagi Medical Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	September 30,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$23,458	$13,938
Short-term investments	7,743	6,000
Accounts receivable, net	20,855	20,648
Accounts receivable from related parties, net	314	518
Inventories, net	6,569	6,845
Prepaid expenses and other current assets	4,759	6,404
Total current assets	63,698	54,353
Property and equipment, net	4,890	5,340
Goodwill	4,629	4,629
Intangible assets, net	5,018	5,267
Other assets	2,297	2,670
Total assets	$80,532	$72,259
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,675	$6,478
Current portion of long-term debt	46	47
Accrued liabilities	3,672	3,510
Amounts due to related parties	485	169
Total current liabilities	11,878	10,204
Long-term debt	2	18
Other long-term liabilities	1,592	1,516
Total liabilities	13,472	11,738
Commitments and contingencies
Stockholders' equity
Common stock, $.001 par value; 100,000,000 shares authorized,
22,748,068 and 22,691,238 shares issued and 21,912,707
and 22,044,872 shares outstanding at September 30, 2009
and December 31, 2008, respectively	23	23
Additional paid-in capital	59,378	58,026
Accumulated earnings	13,085	6,557
Treasury stock, at cost; 811,031 and 627,367 shares at September 30, 2009
and December 31, 2008, respectively	(5,348)	(4,016)
Accumulated other comprehensive loss	(78)	(69)
Total stockholders' equity	67,060	60,521
Total liabilities and stockholders' equity	$80,532	$72,259

Obagi Medical Products, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)

Net sales	$24,899	$26,012	$73,393	$79,158
Cost of sales	5,250	5,114	15,552	14,888
Gross profit	19,649	20,898	57,841	64,270
Selling, general and administrative expenses	13,610	14,985	43,850	43,260
Research and development expenses	1,114	1,155	3,492	3,872
Income from operations	4,925	4,758	10,499	17,138
Interest income	34	91	147	279
Interest expense	(17)	(28)	(53)	(93)
Income before provision for income taxes	4,942	4,821	10,593	17,324
Provision for income taxes	1,897	1,914	4,065	6,920
Net income	$3,045	$2,907	$6,528	$10,404

Net income attributable to common shares
Basic	$0.14	$0.13	$0.30	$0.46
Diluted	$0.14	$0.13	$0.30	$0.46

Weighted average common shares outstanding
Basic	21,912,707	22,658,232	21,989,952	22,652,205
Diluted	21,993,263	22,693,197	22,005,721	22,703,071

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Net sales by segment
Physician Dispensed	$23,357	$24,798	$69,854	$75,750
Licensing	1,542	1,214	3,539	3,408
Net sales	$24,899	$26,012	$73,393	$79,158

Gross profit by segment
Physician Dispensed	$18,138	$19,717	$54,395	$60,963
Licensing	1,511	1,181	3,446	3,307
Gross profit	$19,649	$20,898	$57,841	$64,270

Geographic information
United States	$20,256	$21,743	$60,469	$66,510
International	4,643	4,269	12,924	12,648
Net sales	$24,899	$26,012	$73,393	$79,158

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Net sales by product line
Physician dispensed
Nu-Derm	$13,120	$14,764	$39,029	$43,973
Vitamin C	2,771	3,104	8,712	9,386
Elasticity	2,362	2,399	6,728	9,502
Therapeutic	1,800	1,805	6,590	4,714
Other	3,304	2,726	8,795	8,175
Total	23,357	24,798	69,854	75,750
Licensing	1,542	1,214	3,539	3,408
Total net sales	$24,899	$26,012	$73,393	$79,158